Exhibit 99.7
Last Updated 4/29/2008
Pinnacle West Capital Corporation
Earnings Variance Explanations
for the Three-Month Periods Ended March 31, 2008 and 2007
     This discussion explains the changes in our consolidated earnings for the three-month periods ended March 31, 2008 and 2007. Unaudited Condensed Consolidated Statements of Income for the three months ended March 31, 2008 and 2007 follow this discussion. We will file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 on or before May 12, 2008. We suggest that this discussion be read in connection with the Pinnacle West Capital Corporation (“Pinnacle West”) Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).
EARNINGS CONTRIBUTION BY BUSINESS SEGMENT
     Pinnacle West’s two reportable business segments are:
•	our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electric service to Native Load customers) and related activities and includes electricity generation, transmission and distribution; and

•	our real estate segment, which consists of SunCor’s real estate development and investment activities.
     The following table summarizes net income (loss) for the three months ended March 31, 2008 and 2007 (dollars in millions):

	Three Months Ended
	March 31,
	2008	2007
Regulated electricity segment	$(6)	$4
Real estate segment	(1)	9
All other (a)	3	4

Net income (loss)	$(4)	$17

(a)	Includes activities related to marketing and trading, APSES and El Dorado. None of these segments is a reportable segment.

PINNACLE WEST CONSOLIDATED – RESULTS OF OPERATIONS
Operating Results – Three-month period ended March 31, 2008 compared with three-month period ended March 31, 2007
     Our consolidated net loss for the three months ended March 31, 2008 was $4 million compared with net income of $17 million for the comparable prior-year period. Net income decreased $21 million in the period-to-period comparison and is reflected in the segments as follows:
•	Regulated Electricity Segment – Net income decreased approximately $10 million primarily due to higher operations and maintenance expense related to increased costs for generation (including more planned overhauls and maintenance) and increased customer service and other costs; and higher depreciation and amortization primarily due to higher plant balances. These negative factors were partially offset by higher retail sales primarily due to customer growth.

•	Real Estate Segment – Net income decreased approximately $10 million primarily due to lower land parcel sales resulting from the weak real estate market.

     Additional details on the major factors that increased (decreased) net income for the three-month period ended March 31, 2008 compared with the prior-year period are contained in the following table (dollars in millions):

	Increase (Decrease)
	Pretax	After Tax
Regulated electricity segment:
Higher retail sales primarily due to customer growth, excluding weather effects	$6	$4
Impacts of retail rate increase effective July 1, 2007 and transmission rate increase effective March 1, 2008:
Retail revenue increase primarily related to higher Base Fuel Rate	63	38
Decreased deferred fuel and purchased power costs related to higher Base Fuel Rate	(65)	(40)
Transmission rate increase	3	2
Operations and maintenance increases primarily due to:
Increased generation costs, including more planned overhauls and maintenance	(14)	(9)
Increased customer service and other costs	(10)	(6)
Higher depreciation and amortization primarily due to higher plant balances	(6)	(4)
Miscellaneous items, net	10	5

Decrease in regulated electricity segment net income	(13)	(10)
Lower real estate segment net income primarily due to lower land parcel sales resulting from the weak real estate market	(17)	(10)
Other miscellaneous items, net	(1)	(1)

Decrease in net income	$(31)	$(21)

Regulated Electricity Segment Revenues
     Regulated electricity segment revenues were $87 million higher for the three months ended March 31, 2008 compared with the prior-year period primarily because of:
•	a $63 million increase in retail revenues due to a rate increase effective July 1, 2007;

•	a $17 million increase in revenues from Off-System Sales due to higher prices and volumes;

•	an $8 million increase in retail revenues primarily related to customer growth, excluding weather effects;

•	a $3 million increase due to a transmission rate increase effective March 1, 2008;

•	an $18 million decrease in retail revenues related to recovery of PSA deferrals, which had no earnings effect because of amortization of the same amount recorded as fuel and purchased power expense; and

•	a $14 million net increase due to miscellaneous factors.
Real Estate Segment Revenues
     Real estate segment revenues were $29 million lower for the three months ended March 31, 2008 compared with the prior-year period primarily because of the weak real estate market.
All Other Revenues
     All other revenues were $16 million lower for the three months ended March 31, 2008 compared with the prior-year period primarily due to a $15 million decrease in marketing and trading revenues as a result of lower mark-to-market gains because of changes in forward prices and lower sales volumes.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,		Increase (Decrease)
	2008	2007	Amount	Percent
Operating Revenues
Regulated electricity segment	$622,801	$536,051	$86,750	16.2%	B
Real estate segment	47,742	77,132	(29,390)	38.1%	W
Marketing and trading	57,458	72,471	(15,013)	20.7%	W
Other revenues	8,737	9,363	(626)	6.7%	W

Total	736,738	695,017	41,721	6.0%	B

Operating Expenses
Regulated electricity segment fuel and purchased power	269,378	203,353	66,025	32.5%	W
Real estate segment operations	48,219	61,336	(13,117)	21.4%	B
Marketing and trading fuel and purchased power	51,522	57,944	(6,422)	11.1%	B
Operations and maintenance	194,124	171,578	22,546	13.1%	W
Depreciation and amortization	95,607	89,378	6,229	7.0%	W
Taxes other than income taxes	33,152	34,719	(1,567)	4.5%	B
Other expenses	5,938	8,488	(2,550)	30.0%	B

Total	697,940	626,796	71,144	11.4%	W

Operating Income	38,798	68,221	(29,423)	43.1%	W

Other
Allowance for equity funds used during construction	6,124	4,444	1,680	37.8%	B
Other income	3,848	4,512	(664)	14.7%	W
Other expense	(4,908)	(6,353)	1,445	22.7%	B

Total	5,064	2,603	2,461	94.5%	B

Interest Expense
Interest charges	54,766	50,126	4,640	9.3%	W
Capitalized interest	(5,679)	(4,807)	(872)	18.1%	B

Total	49,087	45,319	3,768	8.3%	W

Income (Loss) From Continuing Operations Before Income Taxes	(5,225)	25,505	(30,730)	120.5%	W

Income Taxes	(557)	9,041	(9,598)	106.2%	B

Income (Loss) From Continuing Operations	(4,668)	16,464	(21,132)	128.4%	W

Income From Discontinued Operations
Net of Income Taxes	195	66	129	195.5%	B

Net Income (Loss)	$(4,473)	$16,530	$(21,003)	127.1%	W

Weighted-Average Common Shares Outstanding — Basic	100,521	100,045	476	0.5%

Weighted-Average Common Shares Outstanding — Diluted	100,521	100,622	(101)	0.1%

Earnings Per Weighted-Average Common Share Outstanding
Income (loss) from continuing operations — basic	$(0.05)	$0.16	$(0.21)	131.3%	W
Net income (loss) — basic	$(0.04)	$0.17	$(0.21)	123.5%	W
Income (loss) from continuing operations — diluted	$(0.05)	$0.16	$(0.21)	131.3%	W
Net income (loss) — diluted	$(0.04)	$0.16	$(0.20)	125.0%	W

B	— Better

W	— Worse